EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated October 6, 2010 relating to the balance sheet of ICON ECI Fund Fifteen, L.P. and to the balance sheet of ICON GP 15, LLC in the Registration Statement (Form S-1 as filed on October 6, 2010) and related Prospectus of ICON ECI Fund Fifteen, L.P. for the registration of up to 420,000 limited partnership interests.

/s/ Ernst & Young LLP

New York, New York
October 6, 2010